FOR RELEASE JULY 1, 2008 at 7:30 a.m. ET

Palatin Technologies Announces Amendment
Expanding AstraZeneca Obesity Collaboration

CRANBURY, NJ – July 1, 2008 – Palatin Technologies, Inc. (AMEX: PTN) today announced that AstraZeneca and Palatin have amended their exclusive global licensing and research collaboration agreement to discover, develop and commercialize compounds that target melanocortin receptors. The original agreement was effective in January 2007.

Under the amendment, Palatin has agreed to license additional compounds and associated intellectual property to AstraZeneca. Palatin will receive development and regulatory milestone payments if any additional compound advances into human clinical trials, and sales target milestone payments and stepped royalties if any additional compound is commercialized.

Research scientists at AstraZeneca and Palatin are working to complete election of a lead drug candidate for initial clinical evaluation. Under the agreement, AstraZeneca is responsible for product commercialization, product discovery and development costs.

“The collaboration between AstraZeneca and Palatin is very productive and has resulted in valuable scientific and technical advances,” stated Dr. Trevor Hallam, Palatin’s Executive Vice President for Research and Development. “We look forward to initiating human clinical trials for obesity.”

About Obesity

The rate of obesity, a chronic disease in which a person’s body weight is seriously greater than is considered healthy, has substantially increased over the past decade - impacting millions of people worldwide - and is expected to continue to grow. Today, over 1.1 billion adults and over 150 million children worldwide are overweight, with over 300 million adults categorized as obese. According to the American Obesity Association, obesity is the second leading cause of preventable death after smoking and nearly one-third of adults in the United States are obese. Obesity is associated with a number of serious conditions such as heart disease, stroke, cancer, high blood pressure, and diabetes. Americans spend almost $120 billion on medical and related costs of obesity according to the U.S. Surgeon General. Developing an effective therapeutic to address this serious condition could help save billions of dollars as well as millions of lives.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacturing and marketing of meaningful prescription medicines and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of $29.55 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infectious disease medicines. For more information about AstraZeneca, please visit: www.astrazeneca.com.

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About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company primarily focused on discovering and developing targeted, receptor-specific peptide and small molecule therapeutics, including melanocortin (“MC”)-based therapeutics. Therapeutics affecting the activity of the MC family of receptors may have the potential to treat a variety of conditions and diseases, including sexual dysfunction, obesity and related disorders, cachexia, hemorrhagic shock and inflammation-related diseases. The Company is exploring other receptor-specific therapeutics, including natriuretic peptide receptor A (“NPRA”) agonist compounds for use in treatment of acute systemic hypertension, congestive heart failure and other diseases. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. The Company currently has collaborations with AstraZeneca and the Mallinckrodt division of Covidien. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements

Statements about the Company’s future expectations, including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec®, ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date of this press release.

Contacts: For Palatin Technologies:	For Institutional Investors and Media:

Stephen T. Wills, CPA, MST	Carney Noensie
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cnoensie@burnsmc.com

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